MDU Resources Reports Third Quarter 2026 Results; Reaffirms Guidance

•Consolidated net income of $14.0 million, compared with $18.4 million in the same quarter last year
•Earnings per share of $0.07, compared with $0.09 in the third quarter of 2025
•Adjusted earnings per share of $0.08, compared with $0.09 in the third quarter of 2025
•2026 guidance reaffirmed; earnings per share in the range of $0.93 to $1.00
•Positive final investment decision reached on Bakken East Pipeline

BISMARCK, N.D.—Nov. 5, 2026—MDU Resources Group, Inc. (NYSE: MDU) today announced its financial results for the third quarter of 2026, highlighting stronger electric utility earnings and advancement of significant strategic growth initiatives designed to serve growing energy demand and create long-term value.

“We continued to execute our CORE strategy during the third quarter, with strong performance from our electric utility while advancing significant investments that are designed to support growing energy needs and long-term value creation,” said Nicole A. Kivisto, president and CEO of MDU Resources. “Electric utility earnings increased, benefiting from new rates, Badger Wind Farm and higher retail sales volumes. Results at our natural gas distribution and pipeline businesses were affected by several items during the quarter, including the decision to discontinue development of the Knott Landfill renewable natural gas project and advisory costs associated with Bakken East. At the same time, we reached a significant milestone with our positive final investment decision on Bakken East, moving forward a project that we believe positions us well for long-term growth.”

The following summarizes the company’s results for the three and nine months ended Sept. 30:

	Three Months Ended Sept. 30:		Nine Months Ended Sept. 30:
	2026	2025	2026	2025
	(In millions, except per share amounts)
Net income	$14.0	$18.4	$116.1	$114.1
Earnings per share, diluted	$.07	$.09	$.55	$.56
Adjusted net income[1]	$16.6	$18.4	$119.4	$114.1
Adjusted earnings per share[1]	$.08	$.09	$.57	$.56
[1] Excludes costs associated with the discontinued development of the Knott Landfill renewable natural gas project as well as advisory costs associated with Bakken East. Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Additional explanation is provided in the "Non-GAAP Financial Measures" section of this news release.

“Our employees are the foundation of our ability to safely and reliably serve customers while advancing these growth opportunities,” Nicole A. Kivisto added. “They operate and maintain the systems that serve our customers while working to meet the evolving energy needs of our communities. That focus on providing safe, reliable, energy while responsibly managing costs remains central to how we continue to grow.”

Bakken East Pipeline Update
MDU Resources reached an important milestone Sept. 30, 2026, when the company’s board of directors made a positive final investment decision to proceed with WBI Energy’s Bakken East Pipeline. The company has since narrowed the project’s estimated capital investment range to $2.8 billion to $3.1 billion from the previous estimate of $2.7 billion to $3.2 billion.

The approximately 350-mile pipeline will extend from the Bakken region in western North Dakota to a location near Fargo in eastern North Dakota, creating a new pathway for Bakken natural gas to serve customers in central and eastern North Dakota. The company has finalized the pipeline design to include segments of 42-inch, 36-inch and 30-inch-diameter pipe, moving from west to east. The project is subject to regulatory approval and is being designed with an initial capacity of 1.4 billion cubic feet of natural gas per day with flexibility to accommodate anticipated future growth. The company is actively evaluating financing structures to fund the project, including potential participation of financial or strategic investors, while maintaining its expectation that WBI Energy will retain majority ownership and operational control.

For North Dakota, Bakken East represents a multibillion-dollar investment in infrastructure intended to support the state’s continued economic development. By creating additional transportation capacity between western North Dakota’s abundant natural gas supply and growing demand across the state, the project is designed to strengthen energy infrastructure that can support a range of industries, communities and economic activity well into the future. Project development continues to advance, including progress on materials procurement, human capital deployment and discussions with prospective construction contractors.

Construction is expected to occur during the 2028-2030 construction seasons, with the facilities placed in service in two phases. The first phase, from the Bakken to central North Dakota, is expected to be completed in late 2029. The second phase, extending to an existing WBI Energy compressor station near Mapleton, North Dakota, has a target completion date of late 2030. The project will include additional compression at two existing WBI Energy compressor stations and construction of four new compressor stations.

Electric Utility Segment
Implementation of new rates, Badger Wind Farm recovery and increased volumes contributed to increased earnings, compared to the same quarter in 2025
•New rates contributed $7.1 million in revenue for the quarter
•Badger Wind Farm contributed $3.2 million in earnings for the quarter
•Retail sales volumes increased 9.3%

The electric utility segment earned $26.5 million in the third quarter of 2026, an increase from $21.5 million in the third quarter of 2025, or 23.6%. The segment benefited from $7.1 million in additional revenue from new rates approved in North Dakota, Montana and Wyoming, $3.2 million in earnings from Badger Wind Farm and higher retail volumes across all customer classes.

Total retail electric sales increased 9.3%, reflecting growth across all customer classes. Sales to data center customers increased 18.4% compared with the same quarter in 2025.

Growing demand from large-load customers, including data centers, continues to provide opportunities for increased electric sales. MDU Resources’ approach to serving these customers remains grounded in protecting existing customers and ensuring new growth creates value for the electric system and the communities it serves. The company follows the principle of cost causation, meaning the customer that creates a cost should pay that cost. Infrastructure and service costs that are specifically needed to serve large-load customers are assigned appropriately through contracts, tariffs and regulatory approvals. Benefits associated with these agreements may also flow back to customers through approved regulatory mechanisms.

Regulatory Update:
•North Dakota: The electric general rate case filed June 30, 2026, requested an annual revenue increase of $34.5 million. Interim rates reflecting an annual increase of $26.3 million, subject to refund, became effective Sept. 1, 2026, while the case remains pending.
•Montana: A settlement agreement reflecting a $10.0 million annual revenue increase has been filed and is pending approval by the Montana Public Service Commission. Interim rates reflecting an annual increase of $10.4 million have been in effect since April 1, 2026, subject to refund.
•Wyoming: Final electric rates reflecting an annual increase of $5.8 million became effective
April 1, 2026.

Natural Gas Distribution Segment
New rates and higher retail sales volumes more than offset by higher operation and maintenance expense
•New rates contributed $6.5 million in additional revenue
•Retail sales volumes increased 7.1%
•Higher operating and maintenance expense, including higher payroll-related costs and a
$2.1 million net of tax loss related to the discontinued Knott Landfill renewable natural gas project
•Customer growth of 1.5% year over year

The natural gas distribution segment recorded a seasonal net loss of $20.7 million in the third quarter of 2026, compared with a net loss of $18.2 million in the third quarter of 2025. Results benefited primarily from $6.5 million in new rates approved in Idaho and Washington as well as higher sales volumes. Retail sales volumes increased 7.1% across all customer classes, while the number of customers increased 1.5% compared with the prior year.

Benefits were more than offset by higher operation and maintenance expense, higher interest expense and lower returns on nonqualified benefit plan investments. Operation and maintenance expense included higher payroll-related costs and a $2.1 million net of tax loss related to Cascade Natural Gas Corporation’s decision to discontinue development of the Knott Landfill renewable natural gas project in Bend, Oregon.

Regulatory Update:
•Washington: A multiyear natural gas rate case filed May 29, 2026, requests annual revenue increases of $25.1 million in year one and $18.1 million in year two. The case remains pending.
•Idaho: Final rates reflecting a $13.0 million annual revenue increase have been approved and in effect since Jan. 1, 2026.
•Oregon: A $12.2 million annual revenue increase has been approved, with final rates effective Oct. 31, 2026.
•Minnesota: Filed a natural gas rate case on Oct. 30, 2026, requesting an annual revenue increase of $4.5 million. An interim rate increase of $3.9 million over current rates was also filed, and if approved, will be implemented on Jan. 1, 2027.

Pipeline Segment
Higher operating and development-related costs impact third-quarter earnings
•Higher operation and maintenance expense, Bakken East advisory costs and lower interruptible transportation volumes and interruptible storage injections
•Higher demand revenue from short-term contracts
•Increased demand revenue associated with the Minot Expansion and Line Section 22 Expansion projects

The pipeline segment earned $13.1 million in the third quarter of 2026, compared with $16.8 million in the third quarter of 2025. Results were impacted by higher operation and maintenance expense as well as advisory costs related to the Bakken East Pipeline that did not qualify for capitalization and were expensed during the quarter. The segment was also affected by lower storage-related activity and lower interruptible transportation volumes. These effects were partially offset by increased customer demand for short-term natural gas transportation contracts and higher demand revenue associated with growth projects previously placed in service.

Strategic Project Updates:
•Bakken East Pipeline: MDU Resources reached a positive final investment decision on Sept. 30, 2026, to proceed with the project based on secured customer commitments and the anticipated strategic and economic benefits for North Dakota and the broader region. The FERC Section 7(c) application for the project is anticipated to be filed during the fourth quarter of 2026.
•Line Section 32 Expansion Project: The FERC Section 7(c) application was filed in March 2026 and noticed in April. The project continues to target a late-2028 in-service date, subject to regulatory approvals.
•Minot Industrial Project: Development activities continue for a potential project that could include approximately 90 miles of 20-inch pipeline, additional compression and ancillary facilities. An agreement is in place to provide cost recovery protections during the development phase, with the agreement currently extended through late 2026.

Regulatory Update:
•FERC: WBI Energy filed a rate case May 29, 2026. The filing seeks a $31 million annual revenue increase. Approximately 30% of the requested revenue increase is due to proposed new depreciation and amortization rates. FERC accepted and suspended the proposed rates on June 30, 2026, with rates to become effective Dec. 1, 2026, subject to refund and the outcome of hearing procedures if a settlement with our customers and FERC is not reached.

Guidance
MDU Resources is reaffirming guidance and expects earnings per share to be in the range of $0.93 to $1.00.

The expected 2026 results are based on several assumptions, including normal weather, economic and operating conditions for the remainder of the year, continued customer growth, successful execution of approved capital investment programs and constructive regulatory outcomes.

The company's long-term earnings-per-share growth objective remains 6% to 8%.

Conference Call
MDU Resources will webcast its third quarter 2026 earnings conference call today at 2 p.m. ET. The webcast can be accessed through the Investors section of the company's website. A replay will be available following the call.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, strives to deliver safe, reliable, cost-effective and environmentally responsible electric utility and natural gas distribution services to more than 1.2 million customers across the Pacific Northwest and Midwest. In addition to its utility operations, the company’s pipeline business operates a more than 3,800-mile natural gas pipeline network and storage system, ensuring reliable energy delivery across the Northern Plains. With a legacy spanning over a century, MDU Resources remains focused on energizing lives for a better tomorrow. For more information about MDU Resources, visit www.mdu.com or contact the investor relations department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws.
Other than statements of historical facts, all statements which address activities, events or developments that the company anticipates will or may occur in the future are forward-looking statements based on underlying assumptions (many of which are based, in turn, upon further assumptions), including but not limited to, statements identified by the words "anticipates," "estimates," "expects," "intends," "plans," and "predicts," in each case related to such things as growth estimates, stockholder value creation, the company's "CORE" strategy, capital expenditures, financial guidance, trends, objectives, goals, dividend payout ratio targets, earnings per share growth targets, customer rates, regulatory approvals, sustainability, strategies and other such matters. These forward-looking statements are based on many assumptions and factors, which are detailed in the company's filings with the U.S. Securities and Exchange Commission.

While made in good faith, these forward-looking statements are based largely on the company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond the company's control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the company's most recent Annual Report on Form 10-K, and subsequent filings. Any changes in such assumptions or factors could produce significantly different results. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, the company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$347.8	$315.1	$1,329.0	$1,341.1
Operating expenses:
Purchased natural gas sold	58.6	58.5	391.5	471.7
Electric fuel and purchased power	48.6	41.2	133.3	119.8
Operation and maintenance	115.7	101.8	344.6	325.7
Depreciation and amortization	55.6	52.1	165.0	155.2
Taxes, other than income	21.7	21.7	83.4	85.7
Total operating expenses	300.2	275.3	1,117.8	1,158.1
Operating income	47.6	39.8	211.2	183.0
Other income	1.4	7.3	10.2	22.2
Interest expense	32.6	26.4	96.8	78.6
Income before income taxes	16.4	20.7	124.6	126.6
Income tax expense	2.3	2.3	10.3	11.6
Income from continuing operations	14.1	18.4	114.3	115.0
Discontinued operations, net of tax	(.1)	—	1.8	(.9)
Net income	$14.0	$18.4	$116.1	$114.1

Earnings per share – basic:
Income from continuing operations	$.07	$.09	$.55	$.56
Discontinued operations, net of tax	—	—	.01	—
Earnings per share – basic	$.07	$.09	$.56	$.56
Earnings per share – diluted:
Income from continuing operations	$.07	$.09	$.54	$.56
Discontinued operations, net of tax	—	—	.01	—
Earnings per share – diluted	$.07	$.09	$.55	$.56
Weighted average common shares outstanding – basic	211.2	204.3	208.8	204.3
Weighted average common shares outstanding – diluted	212.7	205.3	210.5	205.2

Selected Cash Flows Information
	Nine Months Ended
	September 30,
	2026	2025
	(In millions)
Net cash provided by operating activities	$347.6	$392.8
Net cash used in investing activities	(344.3)	(359.8)
Net cash used in financing activities	(3.9)	(24.0)
(Decrease) increase in cash, cash equivalents and restricted cash	(.6)	9.0
Cash, cash equivalents and restricted cash - beginning of year	28.2	66.9
Cash, cash equivalents and restricted cash - end of period	$27.6	$75.9

Capital Expenditures
Business Line	2026 Estimated
(In millions)
Electric	$102
Natural gas distribution	327
Pipeline	165
Total capital expenditures[1]	$594

[1] Excludes Other category
Note: Total capital expenditures is presented on a net basis

The capital program is subject to continued review and modification by the company, and actual expenditures may vary from estimates. Estimated 2026 capital expenditures reflect increased pipeline investments associated with the Bakken East Pipeline following the positive final investment decision and the resulting reclassification of preliminary investigation costs. Estimated electric and natural gas distribution capital expenditures decreased primarily due to the timing of Jamestown to Ellendale transmission project capital expenditures and the decision to discontinue the development of the Knott Landfill renewable natural gas project, respectively.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of adjusted net income and adjusted earnings per share. The company defines adjusted net income as income to the company before any impacts from the decision to discontinue development of the Knott Landfill renewable natural gas project and Bakken East Pipeline advisory costs that did not quality for capitalization and adjusted earnings per share as earnings per share before any impacts from the decision to discontinue development of the Knott Landfill renewable natural gas project and Bakken East Pipeline advisory costs that did not qualify for capitalization.

The company believes these non-GAAP financial measures provide meaningful information to investors about the costs associated with the company's decision to discontinue development of the Knott Landfill renewable natural gas project and Bakken East Pipeline advisory costs that did not qualify for capitalization. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following table provides a reconciliation of consolidated net income to adjusted net income and earnings per share to adjusted earnings per share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Net income	$14.0	$18.4	$116.1	$114.1
Adjustments:
Loss on Knott Landfill renewable natural gas project, net of tax[1]	2.1	—	2.1	—
Bakken East Pipeline advisory costs, net of tax[1]	0.5	—	1.2	—
Adjusted net income	$16.6	$18.4	$119.4	$114.1

Earnings per share reconciliation - diluted
Earnings per share	$.07	$.09	$.55	$.56
Adjustments:
Loss per share on Knott Landfill renewable natural gas project[1]	.01	—	.01	—
Bakken East Pipeline advisory costs[1]	—	—	.01	—
Adjusted earnings per share	$.08	$.09	$.57	$.56
[1]Net income includes a loss on the company's decision to discontinue development of the Knott Landfill renewable natural gas project of $2.7 million, net of tax of $0.6 million. Net income also includes advisory costs associated with the Bakken East Pipeline that did not qualify for capitalization. Bakken East Pipeline advisory costs were $0.7 million, net of tax of $0.2 million and $1.6 million, net of tax of $0.4 million for the three and nine months ended September 30, 2026, respectively.

Electric	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues[1,2]	$142.3	$117.8	$379.6	$328.3
Operating expenses:
Electric fuel and purchased power[1]	48.6	41.2	133.3	119.8
Operation and maintenance	30.0	26.1	90.1	84.6
Depreciation and amortization	20.2	17.4	60.1	52.0
Taxes, other than income	4.8	4.7	15.7	14.2
Total operating expenses	103.6	89.4	299.2	270.6
Operating income	38.7	28.4	80.4	57.7
Other income	.2	2.0	2.5	5.7
Interest expense	11.3	7.6	34.4	23.1
Income before income taxes	27.6	22.8	48.5	40.3
Income tax (benefit) expense[2]	1.1	1.3	(7.2)	(6.6)
Net income	$26.5	$21.5	$55.7	$46.9

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues (millions)[1,2]
Retail sales:
Residential	$43.6	$35.7	$118.0	$102.2
Commercial[3]	67.2	50.7	162.9	137.1
Industrial	10.4	9.5	31.3	27.4
Other	2.2	2.0	6.2	5.5
	123.4	97.9	318.4	272.2
Other	18.9	19.9	61.2	56.1
	$142.3	$117.8	$379.6	$328.3
Volumes (million kWh)
Retail sales:
Residential	320.5	297.8	905.9	904.3
Commercial[3]	787.4	707.9	2,261.4	2,104.5
Industrial	124.2	121.1	373.6	357.8
Other	22.1	21.2	61.4	61.5
	1,254.2	1,148.0	3,602.3	3,428.1
Average cost of electric fuel and purchased power per kWh	$.029	$.027	$.028	$.026
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power expense.
[2] Production tax credits, which impact income tax (benefit) expense and operating revenues.
[3] Commercial includes the impact from data centers.

The electric business reported net income of $26.5 million in the third quarter of 2026, compared to $21.5 million for the same period in 2025. This increase was largely driven by higher retail sales revenue from new rates approved in regulatory proceedings in North Dakota, Montana and Wyoming and from recovery mechanisms associated with renewable investments, including Badger Wind Farm. Higher retail sales volumes across all customer classes, largely due to warmer weather, further drove the increase. Higher costs associated with Badger Wind Farm, including operation and maintenance, interest and depreciation expense, partially offset the increase. Lower returns on nonqualified benefit plan investments also impacted results.

Natural Gas Distribution	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues[1,2,3]	$153.0	$144.3	$828.1	$890.5
Operating expenses:
Purchased natural gas sold[1]	62.6	62.7	439.8	519.0
Operation and maintenance[2]	63.6	56.7	189.6	180.8
Depreciation and amortization	27.0	26.6	80.0	79.2
Taxes, other than income[3]	13.0	13.3	56.3	60.9
Total operating expenses	166.2	159.3	765.7	839.9
Operating income (loss)	(13.2)	(15.0)	62.4	50.6
Other income	1.8	3.9	7.9	12.3
Interest expense	16.7	14.7	48.9	43.3
Income (loss) before income taxes	(28.1)	(25.8)	21.4	19.6
Income tax (benefit) expense	(7.4)	(7.6)	1.8	.5
Net income (loss)	$(20.7)	$(18.2)	$19.6	$19.1

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues (millions)[1,2,3]
Retail Sales:
Residential	$72.1	$67.5	$442.7	$465.2
Commercial	43.6	43.7	257.3	296.7
Industrial	7.3	8.0	29.4	33.1
	123.0	119.2	729.4	795.0
Transportation and other	30.0	25.1	98.7	95.5
	$153.0	$144.3	$828.1	$890.5
Volumes (MMdk)
Retail sales:
Residential	4.4	3.9	40.0	44.2
Commercial	4.8	4.7	30.8	33.6
Industrial	1.0	.9	3.6	3.6
	10.2	9.5	74.4	81.4
Transportation sales:
Commercial	.3	.3	1.2	1.4
Industrial	40.2	42.6	111.5	129.1
	40.5	42.9	112.7	130.5
Total throughput	50.7	52.4	187.1	211.9
Average cost of natural gas per dk	$6.15	$6.59	$5.91	$6.38
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1] Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2] Conservation, which impacts operating revenues and operation and maintenance expense.
[3] Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported a seasonal loss of $20.7 million in the third quarter of 2026, compared to a seasonal loss of $18.2 million for the same period in 2025. The higher seasonal loss was primarily driven by higher operation and maintenance expense, including higher payroll-related costs and a $2.1 million net of tax loss on the company's decision to discontinue development of the Knott Landfill renewable natural gas project. Higher interest expense resulting from higher long-term debt balances and lower returns on nonqualified benefit plan investments also contributed to the loss. These impacts were partially offset by new rates approved in regulatory proceedings primarily in Idaho and Washington, as well as higher retail sales volumes across all customer classes.

Pipeline	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues	$56.8	$57.4	$170.6	$170.4
Operating expenses:
Operation and maintenance	22.3	21.0	65.5	62.7
Depreciation and amortization	8.4	8.1	24.9	24.0
Taxes, other than income	3.9	3.7	11.4	10.6
Total operating expenses	34.6	32.8	101.8	97.3
Operating income	22.2	24.6	68.8	73.1
Other income (expense)	(.8)	1.0	(.8)	3.1
Interest expense	4.3	4.1	12.5	12.6
Income before income taxes	17.1	21.5	55.5	63.6
Income tax expense	4.0	4.7	12.7	14.2
Net income	$13.1	$16.8	$42.8	$49.4

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Transportation volumes (MMdk)	162.3	160.3	455.9	455.2
Customer natural gas storage balance (MMdk):
Beginning of period	41.5	34.6	37.6	44.1
Net injection	4.7	13.6	8.6	4.1
End of period	46.2	48.2	46.2	48.2

The pipeline business reported net income of $13.1 million in the third quarter of 2026, compared to $16.8 million for the same period in 2025. The decrease was driven by higher operation and maintenance expense primarily attributable to higher payroll-related and material costs as well as consulting costs associated with its recently filed rate case. Lower storage injections, advisory costs associated with the Bakken East Pipeline, and lower returns on the company's nonqualified benefit plans further drove the decrease. These impacts were partially offset by short-term natural gas transportation contracts, as well as contributions from previously constructed growth projects, including a contracted volume increase.

Other
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(In millions)
Operating revenues	$.2	$.3	$.6	$.6
Operating expenses:
Operation and maintenance	.3	(1.5)	1.0	(1.0)
Total operating expenses	.3	(1.5)	1.0	(1.0)
Operating income (loss)	(.1)	1.8	(.4)	1.6
Other income	.6	2.0	2.3	5.0
Interest expense	.7	1.6	2.7	3.5
Income (loss) before income taxes	(.2)	2.2	(.8)	3.1
Income tax expense	4.6	3.9	3.0	3.5
Loss from continuing operations	(4.8)	(1.7)	(3.8)	(.4)
Discontinued operations, net of tax	(.1)	—	1.8	(.9)
Net loss	$(4.9)	$(1.7)	$(2.0)	$(1.3)
For the third quarter of 2026 Other reported a net loss of $4.9 million, compared to a net loss of $1.7 million for the same period in 2025. The decrease was primarily due to higher claims experience at the captive insurer and higher income tax expense due to income tax adjustments related to the company's annualized estimated tax rate.

Also included in Other is general and administrative costs and interest expense previously allocated to the company's former businesses that did not meet the criteria for discontinued operations. Discontinued operations includes certain costs associated with legacy business activities.

Other Financial Data
	September 30,
	2026	2025
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.92	$13.33
Market price per common share	$18.54	$17.81
Market value as a percent of book value	133.2%	133.6%
Total assets	$7,861	$7,186
Total equity	$2,971	$2,723
Total debt	$2,595	$2,353
Capitalization ratios:
Total equity	53.4%	53.6%
Total debt	46.6%	46.4%
	100.0%	100.0%